GMAC

Commercial Mortgage

550 California Street, 12th Floor

San Francisco, CA 94101

Tel. 415 835 9200

Fax 415 391 2949

First Union Commercial Mortgage Securities

Series 2002 C1

Annual Statement as to Compliance

For Period of February 10, 2002 through December 31, 2002

Pursuant to section 3.13 of the Pooling and Servicing Agreement, I attest that:

A review of the activities of GMAC Commercial Mortgage as Special Servicer during the period, and of its performance under this Agreement, has been made under my supervision.

To the best of my knowledge, based on such review, GMAC Commercial Mortgage as Special Servicer, has fulfilled all of its material obligations under this agreement in all material respects throughout the period.

GMAC Commercial Mortgage as Special Servicer has received no notice regarding qualifications, or challenging the status, of any of REMIC I, or REMIC II as a REMIC or the Grantor Trust as a Grantor Trust, from the Internal Revenue Service or any other governmental agency or body.

BY: Michele Heisler

Michele Heisler

Vice President, GMAC Commercial Mortgage Corporation

Date 1/31/03